Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Celanese Corporation, its Subsidiaries and its Affiliates, (“Employer” or “Company”), 1601 West LBJ Freeway, Dallas, Texas 75234 and Curtis S. Shaw, his heirs, executors, administrators, successors, and assigns (“Employee”), agree that:

1. Last Day of Employment (Separation Date).  The last day of employment with Celanese will be March 31, 2009, or such earlier date mutually agreeable to both the Employer and Employee (the “Separation Date”).

2. Consideration.  In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer and Employee agree:

a. Voluntary Resignation.  Employee agrees to voluntarily resign from the Employer effective on the Separation Date. Effective as of the close of business on such Separation Date, Executive will resign from all positions he holds as a corporate officer of the Company (including without limitation any positions as an officer, employee and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, internal committee positions).

b. Separation Pay.  Pursuant to the terms of your offer letter dated March 18, 2005, the Company will pay an amount equal to your current annual base salary plus target bonus, for a total payment of $1,035,000, less any lawful deductions. Such amount shall be paid in installments as follows; (i) the first installment in the amount of $517,500 (representing 50% of the total payment) will be paid immediately upon the commencement of the “payment period”, and (ii) the remaining $517,500 will be paid in thirteen (13) substantially equal (bi-weekly) installments that begin upon the commencement of the “payment period”. For purposes of this Section 2(b), the “payment period” shall mean the period beginning on the earlier of (i) October 1, 2009, or (ii) the date which is six (6) months and one day following the Separation Date, whichever is applicable, subject to execution of this Agreement.

c. Bonus.  Employee will be eligible to receive a bonus payout for 2008, and a prorated bonus payout for 2009 (based on the full months of service completed during 2009), under the same terms and conditions, and will be paid at the same time as other similarly situated executives who receive a bonus payout for these performance years. The 2008 bonus payout will be paid to the Employee during the 2009 calendar year but in no event later than March 15, 2009, and the 2009 bonus payout will be paid to the Employee during the 2010 calendar year but in no event later than March 15, 2010. The 2008 and prorated 2009 bonus payouts will be based on Company performance without modification for Employee’s individual performance.

d. Deferred Compensation.  Notwithstanding anything to the contrary in the Employee’s 2007 Deferral Agreement dated April 2, 2007, the Employee shall be 100% vested in his Restructured Account under the Celanese Corporation Deferred Compensation Plan and the balance of such account (as adjusted for notional investment earnings in accordance with Section 2(b) of the Deferral Agreement), and the amount of any Top-Up Payment under Section 3(b) of such agreement, shall be paid to the Employee in a single cash payment on the earlier of (i) October 1, 2009 or (ii) the date which is six (6) months and one day following the Separation Date, whichever is applicable.

e. Equity Awards.   In addition to the Time Options and Performance Options that have previously vested under the Employee’s respective Nonqualified Stock Option Agreements dated April 18, 2005 and October 10, 2005, and as each agreement was amended effective April 2, 2007 under the terms of such agreements, the Employee will (i) vest in 40,000 unvested Time Options on December 31, 2008, (ii) vest in the remaining 40,000 unvested Time Options on March 31, 2009, under the terms of such agreements, and (iii) vest in the remaining 75,000 unvested Performance Options on December 31, 2008 under the terms of such agreements. Once vested, all Time Options and Performance Options shall be exercisable by the Employee through December 31, 2010. Meanwhile, pursuant to the terms of the Employee’s Performance-Based Restricted Stock Unit Agreement dated April 2, 2007 (the “RSU Agreement”), the Employee will, depending on the Employer’s actual financial results for the Performance Period that commenced on April 1, 2007 and continues through December 31, 2010, vest in the prorated portion of the RSUs determined under Section 3(c)(ii)(y) of such agreement and all remaining RSUs shall be canceled. Such vested RSUs, if any, shall be distributed to Employee no later than March 15, 2011, in the manner permitted by Section 4 of the RSU Agreement.

f. Change in Control Event.  In the event that a Change in Control Protection Period (as defined in the Employee’s Change in Control Agreement dated April 1, 2008) commences prior to the Separation Date, the Employee will be entitled to receive any additional separation benefits that are triggered thereby in accordance with the terms outlined in the Employee’s Change in Control Agreement dated April 1, 2008, but only to the extent that such additional separation benefits are incremental to the separation benefits specified in this Paragraph “2”.

g. Relocation Costs.  Employer waives any obligation for the Employee to reimburse the Company for relocation costs paid by the Company.

h. Pension and 401(k) Plan Vesting.  Employee is 100% vested in the Company cash balance pension and 401(k) plans.

i. Unused Vacation.  Employee will be entitled to four (4) weeks vacation for 2009, regardless of the actual months of service completed in 2009. The Employer will pay to Employee wages for any unused vacation for 2009 and any vacation carried over from 2008 under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Employee, less any lawful deductions, will be payable on the earlier of (i) October 1, 2009 or (ii) the date which is six (6) months and one day following the Separation Date, whichever is applicable, subject to the Employee providing the details of any vacation days utilized during 2008 and 2009 through the exit interview process.

j. Company Benefit Plans.  Healthcare & dental coverage will continue until the last day of the month in which Employee separates, in this case March 31, 2009, according to Employee’s current health & dental plan elections. All other normal company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will continue through the date of resignation.

k. COBRA Reimbursement and Continued Medical Plan Coverage.  If the Employee is not eligible for retiree medical coverage under the terms of the Employer’s retiree medical plan on the date of his separation and the Employee elects to continue his coverage (and the coverage of his eligible family members) under the Employer’s medical and dental plans for active employees pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall reimburse the Employee for each monthly COBRA premium paid by the Employee for a period of twelve (12) months following the date of Employee’s separation, or through March 31, 2010, whichever is later. Following the expiration of the Employee’s COBRA coverage, the Employee may continue his coverage (and the coverage of those eligible family members who have exhausted their COBRA coverage) under the Employer’s medical plan for active employees until the Employee attains age 65 provided that the Employee pays each required monthly premium no later than the thirtieth (30) day of the calendar month for which such monthly premium is due. The required monthly premium for this continued medical plan coverage shall be the greater of (i) the monthly COBRA premium under the Employer’s medical plan for active employees or (ii) the monthly retiree premium under the Employer’s medical plan for retirees, as applicable to the type of coverage elected by the Employee for each month of the Employee’s continued medical plan coverage. This right to continue medical plan coverage beyond the COBRA coverage period shall terminate as of the first day of the calendar month for which the Employee fails to timely pay the required monthly premium in full.

l. Unemployment.  Employer will not contest any unemployment claims made by the Employee.

m. Return of Company Property.  Employee will surrender to Employer, on his last day of employment, all company materials, including, but not limited to his company car, laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the company credit card.

n. Withholding.  The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

3. No Consideration Absent Execution of this Agreement.  Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph “2” above, unless the Employee signs this Agreement and General Release on the signature page without having revoked this Agreement and General Release pursuant to paragraph 15 below and the fulfillment of the promises contained herein.

4. General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., U.K. and Germany, the Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the Federal Republic of Germany and the United Kingdom.

•	Any public policy, contract, tort, or common law.

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany.

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

5. Affirmations.  Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that he has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

6. Confidentiality.  Except as may be required by law, Employee and Employer agree not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release.

Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Employer or any persons employed or designated by the Employer), publish or make use of any such Confidential Information without the prior written consent of the Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

7. Non-competition/Non-solicitation.  Employee acknowledges and recognizes the highly competitive nature of the business of the Employer. Without the express written permission of Celanese, for a period of (52) weeks, following the Effective Date (the “Restricted Period”), Employee acknowledges and agrees that he will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Employer; or (ii) directly engage or become employed with any business that competes with the business of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by Celanese. In addition, for (2) years, Employee will not directly or indirectly solicit employees of Celanese for employment. However, nothing in this provision shall restrict Employee from owning, solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

8. Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9. Non-admission of Wrongdoing.  The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Neutral Reference.  If contacted by another organization, the Employer will only provide dates of employment and that the Employee voluntarily resigned from the Company.

11. Non-Disparagement.  Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or his business.

12. Future Cooperation after Separation Date.  After separation, Employee agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the separation date. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred, but in no event later than the end of the Employee’s tax year following the tax year in which the Employee incurs such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during Employee’s tax year will not affect the expenses eligible for reimbursement in any other tax year.

13. Injunctive Relief.  Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

14. Review Period.  Employee is hereby advised he has until October 10, 2008, or twenty-one (21) calendar days, to review this Agreement and General Release and to consult with an attorney prior to execution of this Agreement and General Release. Employee agrees that any modifications, material or otherwise, made to this Agreement and General Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

15. Revocation Period and Effective Date.  In the event that Employee elects to sign and return to the Company a copy of this Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement and General Release, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after the Employee signs this Agreement and General Release at which time the Revocation Period shall expire.

16. Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

17. Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

18. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

EXECUTIVE:		Celanese Corporation:

By:	/s/ Curtis S. Shaw Curtis S. Shaw	By:	/s/ Michael Summers

Date: September 25, 2008		Date: September 25, 2008